As filed with the Securities and Exchange Commission on June 6, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-207744

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-218767

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-225498

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-233092

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-245649

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-258752

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-266778

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-273874

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-281571

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-285593

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Collegium Pharmaceutical, Inc.

(Exact name of registrant as specified in its charter)

Virginia	100 Technology Center Drive Stoughton, MA 02072	03-0416362
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Collegium Pharmaceutical, Inc. 2014 Stock Incentive Plan

Collegium Pharmaceutical, Inc. 2025 Equity Incentive Plan

(Full title of the plan)

Colleen Tupper

Executive Vice President and Chief Financial Officer

100 Technology Center Drive
Stoughton, MA 02072

(781) 713-3699

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer L. Porter, Esq. Goodwin Procter LLP 3025 John F Kennedy Blvd Philadelphia, PA 19104 (445) 207-7806	David Dieter, Esq. Executive Vice President & General Counsel 100 Technology Center Drive, Suite 300 Stoughton, MA 02072 (781) 713-3699

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Collegium Pharmaceutical Inc. (the “Registrant”) previously filed with the Securities and Exchange Commission (the “Commission”) the following registration statements on Form S-8 (collectively, the “Registration Statements”) on the dates set forth below to register shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”) under the Collegium Pharmaceutical, Inc. 2014 Stock Incentive Plan (the “2014 Plan”), as set forth below:

•	File No. 333-207744 on November 2, 2015 to register 2,693,830 shares of Common Stock;
•	File No. 333-218767 on June 15, 2017 to register 2,004,138 shares of Common Stock;
•	File No. 333-225498 on June 7, 2018 to register 1,310,827 shares of Common Stock;
•	File No. 333-233092 on August 7, 2019 to register 1,330,625 shares of Common Stock;
•	File No. 333-245649 on August 13, 2020 to register 1,347,154 shares of Common Stock;
•	File No. 333-258752 on August 12, 2021 to register 1,384,482 shares of Common Stock;
•	File No. 333-266778 on August 11, 2022 to register 1,346,216 shares of Common Stock;
•	File No. 333-273874 on August 10, 2023 to register 1,353,957 shares of Common Stock;
•	File No. 333-281571 on August 15, 2024 to register 1,274,742 shares of Common Stock; and
•	File No. 333-285593 on March 6, 2025 to register 1,257,606 shares of Common Stock.

Pursuant to the Registration Statements, an aggregate of 15,303,577 shares of Common Stock were registered for issuance from time to time under the 2014 Plan.

On May 15, 2025 (the “Effective Date”), the Registrant’s shareholders approved the Collegium Pharmaceutical, Inc. 2025 Equity Incentive Plan (the “2025 Plan”). Following the Effective Date, no future awards will be granted under the 2014 Plan and (i) any shares of Common Stock that remained available for grants under the 2014 Plan (the “Rollover Shares”) or (ii) any shares any shares of Common Stock subject to outstanding grants under the 2014 Plan that terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, vested or paid under the 2014 Plan after the Effective Date shall be available for issuance under the 2025 Plan. As of the Effective Date, there were 3,890,026 shares of Common Stock underlying existing equity awards under the 2014 Plan (“Outstanding Shares”, together with the Rollover Shares, the “Shares”).

The Registrant is filing this Post-Effective Amendment to the Registration Statements (this “Post-Effective Amendment”) pursuant to (i) the Securities Act of 1933, as amended (the “Securities Act”), (ii) the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Registrant to disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements, and (iii) the Securities Act Forms Compliance and Disclosure Interpretation Question 126.43, reflecting the interpretive position of the Division of Corporation Finance of the Commission, to amend the Registration Statements to also cover the registration of (a) up to 1,796,314 Rollover Shares (which reflects the number of shares of Common Stock that remained available for grants under the 2014 Plan as of the Effective Date) and (b) 3,890,026 Outstanding Shares subject to awards outstanding as of the Effective Date under the 2014 Plan (to the extent such Outstanding Shares are, or become no longer issuable under the 2014 Plan and instead are, or become, issuable under the 2025 Plan). No additional securities are being registered by this Post-Effective Amendment. For the avoidance of doubt, this Post-Effective Amendment will not cause the Registration Statements to cover the registration of any additional shares of Common Stock that may be offered under the 2025 Plan that were not previously issuable under the 2014 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The document(s) containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission, either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 8, 2025;

(c)	The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on February 5, 2025, February 27, 2025, March 17, 2025, May 12, 2025 and May 19, 2025; and

(d)	The description of the Registrant’s Common Stock contained in the Form 8-A filed with the Commission on May 1, 2015 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

We are a Virginia corporation. The Virginia Stock Corporation Act, or the VSCA, permits indemnification of a corporation’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Sections 13.1-697 and 13.1-702 of the VSCA generally authorize a Virginia corporation to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation if acting in their official capacity with the corporation or, in all other cases, at least not opposed to its best interests, and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Additionally, Section 13.1-704 of the VSCA provides that a Virginia corporation has the power to make any further indemnity to any director or officer, including in a proceeding brought by or in the right of the corporation, if authorized by its articles of incorporation or any bylaw or resolution adopted by the shareholders, except an indemnity against his or her willful misconduct or a knowing violation of the criminal law. Our amended and restated articles of incorporation require us to indemnify our directors and officers to the full extent permitted by the VSCA.

Our amended and restated articles of incorporation also provide that, to the full extent that the VSCA permits the limitation or elimination of the liability of directors and officers, no director or officer of the Company shall be liable in any proceeding brought by or on behalf of the Company or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct. Section 13.1-692.1 of the VSCA permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we agree to indemnify, including advancing expenses to, each of them against any liabilities that he or she may incur as a result of his or her service as a director or officer of the Company to the fullest extent permitted by Virginia law and our amended and restated articles of incorporation.

We carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Third Amended and Restated Articles of Incorporation of Collegium Pharmaceutical, Inc. (1)

4.2	Amended and Restated Bylaws of Collegium Pharmaceutical, Inc. (2)

5.1	Opinion of Troutman Pepper Locke LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1	Amended and Restated 2014 Stock Incentive Plan (3)

99.2	Form of Incentive Stock Option Agreement under the Amended and Restated 2014 Stock Incentive Plan (3)

99.3	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2014 Stock Incentive Plan (3)

99.4	Form of Restricted Stock Unit Agreement under the Amended and Restated 2014 Stock Incentive Plan (4)

99.5	Form of Performance Share Unit Agreement under the Amended and Restated 2014 Stock Incentive Plan (5)

99.6	2025 Equity Incentive Plan (6)

99.7	Form of Restricted Stock Unit Award Agreement under the 2025 Equity Inventive Plan (7)

99.8	Form of Incentive Stock Option Award Agreement under the 2025 Equity Inventive Plan (7)

99.9	Form of Performance-Based Restricted Stock Unit Award Agreement under the 2025 Equity Inventive Plan (7)

99.10	Form of Non-Qualified Stock Option Agreement for Company Employees under the 2025 Equity Inventive Plan (7)

(1) Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 5, 2020.

(2) Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Commission on December 4, 2017.

(3) Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-8 (File No. 333-207744) filed with the Commission on November 2, 2015.

(4) Previously filed as an exhibit to the Registrant’s Annual Report on Form 10-K, filed with the Commission on February 22, 2024.

(5) Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 8, 2019.

(6) Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2025.

(7) Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-8 filed with the Commission on June 6, 2025.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stoughton, Commonwealth of Massachusetts, on this 6th day of June, 2025.

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Colleen Tupper
Colleen Tupper
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Collegium Pharmaceutical, Inc., hereby severally constitute and appoint Vikram Karnani, Colleen Tupper and David Dieter, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Collegium Pharmaceutical, Inc. to comply with the provisions of the Securities Act and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Post-Effective Amendment and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Post Effective Amendment has been signed by the following persons in the capacities indicated on June 6, 2025.

Signature	Title

/s/ Vikram Karnani	President and Chief Executive Officer (Principal Executive Officer)
Vikram Karnani

/s/ Colleen Tupper	Executive Vice President and Chief Financial Officer
Colleen Tupper	(Principal Financial and Accounting Officer)

/s/ Gino Santini	Chairman of the Board of Directors
Gino Santini

/s/ Rita Balice-Gordon, Ph.D.	Director
Rita Balice-Gordon, Ph.D.

/s/ Garen G. Bohlin	Director
Garen G. Bohlin

/s/ John A. Fallon, M.D.	Director
John A. Fallon, M.D.

/s/ John G. Freund, M.D.	Director
John G. Freund, M.D.

/s/ Nancy Lurker	Director
Nancy Lurker

/s/ Carlos Paya, M.D., Ph.D.	Director
Carlos Paya, M.D., Ph.D.